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                                                                   EXHIBIT 99(4)

                              AGREEMENT RELATING TO
                          WITHDRAWAL AND REDEMPTION OF
                               MEMBERSHIP INTEREST
                                       IN
                             BALCO HOLDINGS, L.L.C.

     THIS AGREEMENT is made as of this 4th day of October, 2001 by and among McCarthy Group, Inc., a Nebraska Corporation (the "Withdrawing Member") and BalCo Holdings, L.L.C., a Delaware limited liability company (the "Company").

                              W I T N E S S E T H :

     WHEREAS, Withdrawing Member is a Member of the Company having a 10% membership interest in the Company and is entitled to all the rights and privileges as such as set forth in the Operating Agreement of the Company, dated April 20, 2001 (the "Operating Agreement"); and

     WHEREAS, the Withdrawing Member desires to withdraw as a member of the Company and to have its membership interests in the Company redeemed by the Company on the terms and conditions herein set forth; and

     WHEREAS, the continuing members of the Company have consented to the withdrawal of the Withdrawing Member and the redemption of its respective membership interest in the Company pursuant to the terms and conditions of this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. WITHDRAWAL AND ASSIGNMENT.

     (a) The Withdrawing Member hereby withdraws as a member of the Company effective as of the date hereof and assigns, conveys, transfers and delivers to the Company, absolutely and without reservation, all of such Withdrawing Member's membership interest including, without limitation, all rights of such Withdrawing Member to receive cash distributions, all rights of such Withdrawing Member to receive a return of its capital and other distributions upon the dissolution of the Company, all rights of such Withdrawing Member to allocations of profits and losses and all other rights, powers and obligations provided to such Withdrawing Member under the Operating Agreement.

     (b) The Company hereby acknowledges and accepts the withdrawal of the Withdrawing Member from the Company and agrees to take any and all such actions as are necessary to reflect such withdrawal.

     SECTION 3. PAYMENT OF REDEMPTION PRICE.

     Upon execution of this Agreement, the Company agrees to pay the Withdrawing Member a total redemption price of ONE HUNDRED TWENTY FIVE THOUSAND AND 00/100

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DOLLARS ($125,000.00) which shall be paid in full by the distribution by the
Company to the Withdrawing Member of 323,885 shares of the 3,238,846 shares of common stock of Ballantyne of Omaha, Inc. owned by the Company. Such distribution shall be made in kind and the shares shall in no manner be liquidated.

     SECTION 3. MUTUAL RELEASE FROM LIABILITY.

     (a) As a condition to its withdrawal from the Company, the Withdrawing Member hereby releases and discharges the Company from any and all claims which the Withdrawing Member has or may have against the Company.

         (b) The Company hereby releases and discharges the Withdrawing Member from any and all claims which the Company has or may have against the Withdrawing Member.

         SECTION 4.  MISCELLANEOUS.

     (a) This Agreement contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between them pertaining thereto, including the provisions of the Operating Agreement. No amendment or waiver of any provision of this Agreement shall be binding unless it is in writing.

     (b) This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Nebraska without giving effect to its conflict of laws principles.

     (c) This Agreement may be signed in any number of counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one agreement.

                       [Signatures begin on the next page]



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       BALCO HOLDINGS,  L.L.C., a
                                       Delaware limited liability company,
                                       McCarthy Group, Inc., Manager

                                       By /s/  MARGARET L. DOYLE
                                         -------------------------------------
                                         Margaret L. Doyle
                                         Chief Financial Officer


                                       MCCARTHY GROUP, INC., a Nebraska
                                       Corporation


                                       By /s/  MICHAEL R. MCCARTHY
                                         -------------------------------------
                                         Michael R. McCarthy, Chairman